Exhibit 10.10

Summary of Horace Mann Educators Corporation Non-Employee Director Compensation

Compensation Element	Non-Employee Director Compensation
Board Chairman Annual Retainer	$75,000
Board Member Annual Retainer	$25,000
Committee Chair Annual Retainers	$10,000 Audit Committee $ 6,000 Compensation Committee $ 4,000 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (RSUs) awarded.

$40,000 in RSUs upon joining the Board and an additional $40,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $20,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

An annual award of $40,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Board Meeting Fee	$1,500 per meeting
Committee Meeting Fees	$1,500 for Audit Committee members $2,500 for Audit Committee Chair $1,000 for all other meetings
Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units (“CSUs”) receive a 25% match in additional CSUs.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

Retainer fees are paid following the Annual Shareholder Meeting of each year. The retainer fees are prorated to the extent that a non-employee director joins the Board after the Annual Shareholder Meeting.

Last revision date: May 28, 2009

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